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ARTICLES OF AMENDMENT
OF
EAST RIVER CASH RESERVES, INC.

Changing its name to:

STANDBY RESERVE FUND, INC.

approved and received by the State Department of Assessments and Taxation of Maryland, September 14, 1981 at 8:30 o'clock A.M. as in conformity with law and ordered recorded.

Recorded in Liber 2518, folio 3092 one of the Charter Records of the State Department of Assessments and Taxation of Maryland.

Recording fee paid: $ 20.00

To the clerk of the Superior Court of Baltimore City

IT IS HEREBY CERTIFIED, that the within instrument, together with all indorsements thereon, has been received, approved and recorded by the State Department of Assessments and Taxation of Maryland.

AS WITNESS my hand and seal of the said Department of Baltimore.

(SEAL)

EAST RIVER CASH RESERVES, INC.

ARTICLES OF AMENDMENT

East River Cash Reserves, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter call the Corporation) hereby certifies to the State Department of Assessments and taxation of Maryland, that:

FIRST: Article SECOND of the charter of the Corporation is hereby amended to change the name of the Corporation from "East River Cash Reserves, Inc.: to "Standby Reserve Fund, Inc."

SECOND: The amendment to the charter of the Corporation herein made was duly approved by vote at a meeting duly convened and held on August 27, 1981; and that at the time of the approval by the directors there were



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no shares of stock of the Corporation entitled to vote on the matter outstanding or subscribed for.

IN WITNESS WHEREOF, East River Cash Reserves, Inc. has caused these articles to be signed in its name and on its behalf by its President and witnessed by its Secretary on September 11, 1981.

EAST RIVER CASH RESERVES, INC. /s/ Michael M. Senft, President

Witness: /s/ Faith Colish, Secretary

THE UNDERSIGNED, President of East River Cash Reserves, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Michael M. Senft